Exhibit 99.1

Microsoft Reports First Quarter Earnings

Redmond, Wash. – Oct. 23, 2003 – Microsoft Corp. today announced revenue of $8.22 billion for the quarter ended Sept. 30, 2003, a six percent increase over $7.75 billion in the prior year. Operating income for the first quarter was $3.15 billion, compared to $3.03 billion reported in the prior year. Net income and diluted earnings per share for the first quarter of fiscal year 2004 were $2.61 billion and $0.24, which included equity compensation expense of approximately $680 million (after-tax) or $0.06 per share. For the previous year, net income and diluted earnings per share were $2.04 billion and $0.19, which included a charge for investment impairments of $291 million (after-tax) or $0.03 per share and equity compensation expense of approximately $702 million (after-tax) or $0.06 per share. Prior year operating income, net income, and earnings per share have been retroactively adjusted to reflect the adoption of fair value expense accounting for equity based compensation under SFAS 123.

Microsoft Corporation

Income Statements

(In millions, except earnings per share)

	Three Months Ended September 30
	2002(1)	2003
Revenue	$7,746	$8,215
Operating expenses:
Cost of revenue	1,344	1,480
Research and development	1,707	1,611
Sales and marketing	1,415	1,505
General and administrative	252	471

Total operating expenses	4,718	5,067

Operating income	3,028	3,148
Losses on equity investees and other	(22)	(10)
Investment income	41	763

Income before income taxes	3,047	3,901
Provision for income taxes	1,006	1,287

Net income	$2,041	$2,614

Earnings per share:
Basic	$0.19	$0.24

Diluted	$0.19	$0.24

Weighted average shares outstanding:
Basic	10,739	10,811

Diluted	10,933	10,885

(1)	The three months ended September 30, 2002 results have been restated to reflect a two-for-one stock split in February 2003 and for the retroactive adoption of SFAS 123, Accounting for Stock Based Compensation.

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2003 (1)	Sept. 30, 2003
Assets
Current assets:
Cash and equivalents	$6,438	$5,768
Short-term investments	42,610	45,854

Total cash and short-term investments	49,048	51,622
Accounts receivable, net	5,196	4,533
Inventories	640	1,099
Deferred income taxes	2,506	2,206
Other	1,583	1,450

Total current assets	58,973	60,910
Property and equipment, net	2,223	2,193
Equity and other investments	13,692	13,962
Goodwill	3,128	3,128
Intangible assets, net	384	378
Deferred income taxes	2,161	2,507
Other long-term assets	1,171	1,203

Total assets	$81,732	$84,281

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,573	$1,341
Accrued compensation	1,416	869
Income taxes	2,044	2,600
Short-term unearned revenue	7,225	6,620
Other	1,716	3,668

Total current liabilities	13,974	15,098
Long-term unearned revenue	1,790	1,627
Other long-term liabilities	1,056	876
Stockholders' equity:
Common stock and paid-in capital—shares authorized 24,000;
Shares issued and outstanding 10,771 and 10,805	49,234	51,298
Retained earnings, including accumulated other comprehensive income of $1,840 and $1,719	15,678	15,382

Total stockholders' equity	64,912	66,680

Total liabilities and stockholders' equity	$81,732	$84,281

(1)	June 30, 2003 balance sheet has been restated for the retroactive adoption of SFAS 123.

Microsoft Corporation

Cash Flows Statements

(In millions)

	Three Months Ended Sept. 30
	2002	2003
Operations
Net income	$2,041	$2,614
Depreciation, amortization, and other non-cash items	273	328
Stock based compensation	1,048	1,015
Net recognized (gains)/losses on investments	475	(279)
Stock option income tax benefits	365	489
Deferred income taxes	(939)	6
Unearned revenue	4,093	2,214
Recognition of unearned revenue	(2,743)	(2,983)
Accounts receivable	751	676
Other current assets	(37)	(314)
Other long-term assets	28	(14)
Other current liabilities	797	(276)
Other long-term liabilities	20	(52)

Net cash from operations	$6,172	$3,424

Financing
Common stock issued	539	695
Common stock repurchased	(3,497)	(1,045)

Net cash used for financing	($2,958)	($350)

Investing
Additions to property and equipment	(160)	(167)
Acquisition of companies, net of cash acquired	(870)	(4)
Purchases of investments	(26,685)	(24,598)
Maturities of investments	3,230	2,650
Sales of investments	23,588	18,371

Net cash used for investing	($897)	($3,748)

Net change in cash and equivalents	2,317	(674)
Effect of exchange rates on cash and equivalents	5	4
Cash and equivalents, beginning of year	3,016	6,438

Cash and equivalents, end of year	$5,338	$5,768

Microsoft Corporation

Segment Revenue

(In millions)

	Three Months Ended Sept. 30
	2002	2003
Segments
Client	$2,807	$2,809
Server and Tools	1,625	1,866
Information Worker	2,268	2,287
Microsoft Business Solutions	106	128
MSN	427	491
Mobile and Embedded Devices	28	53
Home and Entertainment	485	581

Total revenue	$7,746	$8,215

Microsoft Corporation

Financial Highlights

First Quarter 2004

(All growth percentages are comparisons

to the comparable quarter of fiscal year 2003)

Revenue

Revenue for the first quarter of fiscal year 2004 was $8.22 billion, an increase of 6% over the first quarter of fiscal year 2003. The revenue growth was driven primarily by licensing for Server and Tools products along with 20% growth in Home and Entertainment revenue and 15% growth in MSN revenue.

Consolidated Operating Income

Operating income of $3.15 billion grew 4% for the first quarter of fiscal year 2004. The growth in operating income reflected an increase of $469 million in revenue, partially offset by an increase of $349 million in operating expenses, primarily related to Home and Entertainment product costs, employee-related costs associated with additional headcount, and increased legal costs including certain settlement expenses.

Product Revenue

Microsoft’s seven segments are: Client; Server and Tools; Information Worker; Microsoft Business Solutions; MSN; Mobile and Embedded Devices; and Home and Entertainment.

Client includes revenue from Windows XP Professional and Home, Windows 2000 Professional, and other standard Windows operating systems. Client revenue was $2.81 billion in the first quarter, flat with revenue from the first quarter of the prior year, reflecting flat reported license growth. In the first quarter of fiscal 2003, the Company completed its transition to new licensing terms under which OEMs are billed for products when Certificates of Authentication (COAs) are acquired rather than upon PC shipment, resulting in reported licenses related to inventory accumulation.

Server and Tools consists of server software licenses and client access licenses (CALs) for Windows Server, SQL Server, Exchange Server, and other servers. It also includes developer tools, training, certification, Microsoft Press, Premier product support services, and Microsoft consulting services. Total Server and Tools revenue grew 15% to $1.87 billion in the first quarter, driven in part by an increase in Windows-based server shipments and in part by growth in SQL Server and Exchange revenue. Server revenue, including CALs, grew $214 million or 18% from the prior year’s first quarter as a result of revenue earned from previously billed multi-year licensing agreements and new server shipment sales. Consulting and Premier product support services increased $37 million or 16% compared to the prior year’s first quarter. Revenue from developer tools, training, certification, Microsoft Press and other services declined $10 million or 5%.

Information Worker includes revenue from Microsoft Office, Microsoft Project, Visio, LiveMeeting, other information worker products, SharePoint Portal Server CALs, and professional product support services. Revenue from Information Worker was $2.29 billion in the first quarter of fiscal 2004, increasing 1% from the prior year’s first quarter. Revenue for the quarter excluded $137 million of revenue deferred for technology guarantees provided to customers who purchased Office in first quarter of fiscal 2004. Revenue from OEM licensing of Office products grew 30% from the first quarter of fiscal 2003.

Microsoft Business Solutions includes Microsoft Great Plains; Navision; and bCentral. Microsoft Business Solutions revenue for the first quarter was $128 million, a 21% increase compared to $106 million in the prior year’s first quarter. The revenue increase of $22 million was primarily attributable to continued growth in licensing of Navision products.

MSN includes MSN subscriptions and the MSN network of Internet products and services. MSN revenue totaled $491 million in the first quarter compared to $427 million in the prior year’s first quarter. MSN Subscription revenue declined $17 million or 6% reflecting a decrease in the number of subscribers. MSN Network services revenue grew $81 million or 51% as a result of growth in paid search and strong general advertising sales across all geographic regions.

Mobile and Embedded Devices includes Windows Mobile software, Windows Embedded device operating systems, MapPoint, and Windows Automotive. First quarter revenue totaled $53 million, compared to $28 million in the prior year’s first quarter. The increase in revenue was driven by increased Pocket PC shipments and MapPoint licensing.

Home and Entertainment includes the Xbox video game system, PC games, consumer software and hardware, and TV platform. Home and Entertainment revenue was $581 million in the first quarter of fiscal 2004, increasing 20% from $485 million in the prior year’s first quarter. Xbox revenue increased $53 million or 20% from the prior year’s first quarter, with $85 million related to higher volumes of Xbox consoles, peripherals, and games offset by a $32 million decrease related to price changes. Revenue from consumer hardware and software and PC games increased $43 million or 19% compared to a year ago.

Foreign Currencies Impact

Translated international revenue is affected by foreign exchange rates. The net impact of foreign exchange rates on revenue was positive in the first quarter compared to a year ago, primarily due to a stronger Euro and Japanese yen versus the U.S. dollar. Had the rates from the prior year’s comparable quarter been in effect in the first quarter of fiscal 2004, translated international revenue billed in local currencies would have been approximately $165 million lower. Certain manufacturing, selling, distribution, and support costs are disbursed in local currencies, and a portion of international revenue is hedged, thus offsetting a portion of the translation exposure.

Operating Expenses

The Company adopted the fair value recognition provisions of SFAS 123 on July 1, 2003 and restated prior periods to reflect compensation cost under the recognition provisions of SFAS 123 for all awards granted to employees after July 1, 1995. Headcount-related costs in operating expenses include equity compensation. At September 30, 2003, 1.48 billion vested and unvested options were outstanding, compared to 10.81 billion common shares outstanding. In the first quarter of fiscal 2004, the Company granted stock awards for 57 million shares of stock, a significant portion of which are performance-based awards. The award of 57 million shares of stock under these awards is subject to vesting and, in the case of the performance-based stock awards, achievement of target performance over a three year period. Total equity compensation costs included in operating expenses for the first quarter of fiscal 2004 was $1.02 billion, compared to $1.05 billion in the prior year’s comparable quarter.

Cost of revenue was $1.48 billion, or 18.0% of revenue, in the first quarter, compared to $1.34 billion, or 17.4% of revenue, in the first quarter of the prior year. The increase in absolute dollars, as well as percentage of revenue, resulted primarily from a 27% increase in Home & Entertainment costs, due to increased Xbox console units sold partially offset by lower costs of producing the Xbox console and an 11% increase in product support and consulting services.

Research and development expenses in the first quarter of fiscal 2004 were $1.61 billion, 19.6% of revenue, a decrease of 6% in absolute dollar terms over the first quarter of the prior year. The decrease was primarily due to a $62 million or 4% decrease in headcount-related costs, $20 million or 32% decrease in intellectual property rights amortization, and a $16 million or 14% decrease in third party product development costs.

Sales and marketing expenses were $1.51 billion in the first quarter, or 18.3% of revenue, compared to $1.42 billion in the first quarter of the prior year, or 18.3% of revenue. Sales and marketing costs increased in absolute dollars due to a 22% increase in headcount-related expenses, primarily from additions to the Enterprise and Small/Medium sales forces, partially offset by lower other sales expenses.

General and administrative costs were $471 million in the first quarter compared to $252 million in the comparable quarter of the prior year. General and administrative costs increased in the first quarter primarily from higher legal costs including certain settlement costs and headcount-related expenses.

Non-operating Items, Investment Income, and Income Taxes

Losses on equity investees and other consists of Microsoft’s share of income or loss from equity method investments and income or loss attributable to minority interests. Losses on equity investees and other decreased to $10 million in the first quarter of fiscal 2004, from $22 million in the comparable quarter of fiscal 2003. The components of investment income are as follows:

	Three Months Ended Sept. 30
(In millions)	2002	2003
Dividends and interest	$516	$484
Net gains/(losses) on sales of investments	(128)	245
Net gains/(losses) attributable to derivative instruments	(347)	34

Investment income	$41	$763

Dividends and interest declined moderately, mainly due to the $62 million AT&T dividend earned in the prior comparable quarter and offset somewhat by higher interest income earned on investments.

Net gains (losses) on sales of investments includes other-than-temporary impairments of $18 million in the first quarter of fiscal 2004, compared to $434 million in the first quarter of the prior year, which accounted for the majority of the increase to investment income.

Net gains attributable to derivative instruments were $34 million in the first quarter of fiscal 2004, compared to losses of $347 million in the first quarter of fiscal 2003 which were driven mainly by the impact of decreasing interest rates on interest rate sensitive instruments.

The effective tax rate for the first quarter was 33%. The effective tax rate for fiscal 2003 was 32%, reflecting a one-time benefit in the second quarter of $126 million from the reversal of previously accrued taxes. Excluding this reversal, the effective tax rate would have been 33%.

Unearned Revenue

Unearned revenue from volume licensing programs represents customer billings, paid either upfront or annually at the beginning of each billing coverage period, which are accounted for as subscriptions with revenue recognized ratably over the billing coverage period. For certain other licensing arrangements revenue attributable to undelivered elements, including free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis, is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the related product’s life cycle. The percentage of revenue recorded as unearned due to undelivered elements ranges from approximately 15% to 25% of the sales price for Windows XP Home, approximately 5% to 15% of the sales price for Windows XP Professional, and approximately 5% to 15% of the sales price for desktop applications, depending on the terms and conditions of the license and prices of the elements. Product life cycles are currently estimated at three and a half years for Windows operating systems and two years for desktop applications. Unearned revenue also includes payments for online advertising for which the advertisement has yet to be displayed and payments for post-delivery support services to be performed in the future.

The components of unearned revenue were as follows:

(In millions)	June 30 2003	Sept. 30 2003
Volume licensing programs	$5,472	$4,789
Undelivered elements	2,847	2,700
Other	696	758

Unearned revenue	$9,015	$8,247

Unearned revenue by segment was as follows:

(In millions)	June 30 2003	Sept. 30 2003
Client	$3,165	$3,013
Server and Tools	2,185	1,917
Information Worker	3,305	3,009
Other segments	360	308

Unearned revenue	$9,015	$8,247

Unearned revenue as of September 30, 2003 decreased $768 million from June 30, 2003 reflecting a sequential decrease in new and recurring multi-year licensing agreements, deferral of revenue associated with technology guarantees for Office System 2003, and recognition of unearned revenue from multi-year licensing in prior periods. Of the $8.25 billion of unearned revenue at September 30, 2003, $2.62 billion is expected to be recognized in the second quarter of fiscal 2004, $1.95 billion in the third quarter of fiscal 2004, $1.38 billion in the fourth quarter of fiscal 2004, $665 million in the first quarter of fiscal 2005, and $1.63 billion thereafter.

Cash Flow

Cash and short-term investments totaled $51.62 billion as of September 30, 2003. Cash flow from operations for the first quarter of fiscal 2004 was $3.42 billion, compared to $6.17 billion in the comparable quarter of the prior year. The decrease reflects a $2.12 billion decline in cash flow from unearned revenue resulting from a decline in multi-year contract billings. Cash used for financing was $350 million in the first quarter of fiscal 2004, compared to $2.96 billion in the comparable quarter of the prior year. This decrease in cash used from the prior year primarily reflected a $2.45 billion decrease in cash used for stock repurchases. The Company repurchased 43.3 million shares of common stock under its share repurchase program in the first quarter, compared to 120.6 million shares repurchased in the prior year. Cash used for investing was $3.75 billion in the first quarter, an increase of $2.85 billion from the prior year due to greater sales of investments in the first quarter of fiscal 2003.

Microsoft, Great Plains, Windows, Xbox, Visio, Windows NT, BackOffice, bCentral, Visual Studio, MSN, HomeAdvisor, CarPoint, and Microsoft Press are either registered trademarks or trademarks of Microsoft Corporation or Great Plains in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.